EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 4, 2005, with respect to the consolidated financial statements and schedule of GATX Corporation and the consolidated financial statements of GATX Financial Corporation for the year ended December 31, 2004 included in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-110451) related to the registration of $125,000,000 of senior convertible notes.

/s/ Ernst & Young LLP

Chicago, Illinois
March 21, 2005